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                                                                    Exhibit 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors and Shareholders
Mid-America Apartment Communities, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-941416) on Form S-8 and the registrations statements (Nos. 333-71315, 333-60285 and, 333-570309) on Form S-3 of Mid-America Apartment Communities, Inc., of our report dated February 23, 2001, relating to the consolidated balance sheets of Mid-America Apartment Communities, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000 Annual Report on Form 10-K of Mid-America Apartment Communities, Inc.


                                        KPMG LLP

Memphis, Tennessee
March 27, 2001